REFERENCE 10.6

          NATIONAL BROKER DEALER SERVICE CORP. CONSULTING AGREEMENT


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                     National Broker Dealer Service Corp.

April 21, 1999

Ralph Mann, CEO
Nova Pharmaceutical Inc.
31712 Casino Drive Suite 7B
Lake Elsinore, CA 92530

                                 Via Telefax

Re: Agreement Concerning SEC Reporting Status for Trading, Non-Reporting Companies.

Dear Sirs:

Your are currently trading on the Pink Sheets but are not yet a SEC reporting company.

We agree to provide all services necessary to make you a fully-reporting SEC company under our Fast Track SEC Reporting Program(TM).

Description of Process and timing

1. We will send you a checklist of information we need to begin to prepare the SEC filing.
2. You must have 2 years audited financial statements (or a shorter period if you have not been in existence for 2 years) that have been prepared by a qualified SEC accounting firm. Even if you have an audit, if your audit was not done by such a firm, it will have to re redone before the SEC filing can be made.
3. Our SEC counsel will prepare the SEC filing and the necessary SEC legal opinion.
4. When we have all necessary information, including the exhibits to the SEC filing and your audit, and the SEC filing is completed, it will be submitted to the SEC.
5. It will take approximately 90 days after we file to clear the SEC, assuming they have no accounting comments, in which case the process could be delayed for an additional period of time.

      Legal Services

All SEC legal services will be provided by our SEC Counsel. You must separately retain an attorney for the transaction, as some legal work is required. Our Counsel cannot represent you because to do so would be a conflict of interest. None of the legal work required of your attorney will be SEC work. It will be


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general  corporate  work that we identify as needing to be done to file with the
SEC. We can assist your customers in locating qualified counsel.

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      Fees

Our fee for these services is $150,000 worth of the issued and outstanding shares of the your company at the time of execution of this letter, based upon the Bid price of your stock on the date of execution of this letter, to be issued to persons or entities we designate. You may not reduce the number of shares issued to us through a reverse stock split or similar transaction.

      Costs

We will be responsible for paying the $100 SEC filing fee associated with the services provided above.

To indicate your agreement with the foregoing, please sign this Letter below and return it with a stock certificate for the shares.

Sincerely,


/s/ Joe Stapely

Joe Stapley, Vice President
National Broker Dealer Service Corporation


Agreed and Accepted:

Nova Pharmaceutical Inc


            /s/ Ralph Mann
By:   ________________________________
         Ralph Mann, Nova Pharmaceutical Inc


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